Exhibit 99.2

Investor Update - April 5, 2012

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual first quarter 2012 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated unit cost (excluding fuel) and passenger unit revenue (PRASM) information, estimated economic fuel cost per gallon for the quarter, and expected consolidated non-operating expense.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our first quarter earnings release scheduled for April 19, 2012.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
First Quarter 2012 Statistics

	Q1 2012	Change Y-O-Y
Revenue passengers (in thousands)	4,275	4.1%
Traffic (RPMs in millions)	5,637	6.8%
Capacity (ASMs in millions)	6,575	3.5%
Load factor	85.7%	2.6 pts

Forecast Information

	Forecast Q1 2012	Change Y-O-Y	Prior Guidance Mar. 13, 2012
Passenger revenue per ASM (cents)	11.50 - 11.60	4% - 5%	N/A
Cost per ASM excluding fuel and special items (cents)	7.86 - 7.91	0.5% - 1%	7.87 - 7.92
Fuel gallons (000,000)	87	5%	86
Economic fuel cost per gallon(a)	$3.43	20%	$3.42

(a)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $2.45 ($103 per barrel); refining margin - 79 cents; taxes and fees - 18 cents; cost of settled hedges - 1 cent.

AIR GROUP - CONSOLIDATED
First Quarter 2012 Statistics

	Q1 2012	Change Y-O-Y
Revenue passengers (in thousands)	5,995	4.2%
Traffic (RPMs in millions)	6,232	6.5%
Capacity (ASMs in millions)	7,344	3.3%
Load factor	84.9%	2.6 pts

Forecast Information

	Forecast Q1 2012	Change Y-O-Y	Prior Guidance Mar. 13, 2012
Passenger revenue per ASM (cents)	12.85 - 12.95	4% - 5%	N/A
Cost per ASM excluding fuel and special items (cents)	8.80 - 8.85	0% - 0.5%	8.84 - 8.89
Fuel gallons (000,000)	100	4%	99
Economic fuel cost per gallon	$3.43	20%	$3.42

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $6 million to $8 million in the first quarter of 2012.

Stock Split
On February 15, 2012, the board of directors declared a two-for-one split of the Company's common stock to be accomplished by means of a stock distribution. The additional shares were distributed on March 16, 2012, to the shareholders of record on March 2, 2012. As of March 31, 2012, we have approximately 71.4 million shares outstanding.

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